Exhibit 10(xii)

                 2007 Schedule of Executive Officer Compensation
                 -----------------------------------------------

   On December 7, 2006, the Company's Compensation Committee approved the following 2007 salaries for the Company's named executive officers:

   Name and Principal Position                                                                  Salary
   ---------------------------                                                                  ------
   Mark D. Bradford, President, CEO and Director                                                $197,000

   John E. Christy, President, Central Indiana Region                                           $150,650

   Gordon M. Dyott, Executive Vice President, Chief Financial Officer                           $142,375

   Christopher G. Tietz, Senior Vice President, Chief Credit Officer                            $140,300

   R. Scott Walters, Senior Vice President, Wealth Management Group                             $119,675

   J. Scot Davidson, Senior Vice President, Retail Banking                                      $103,000

Monthly and Annual Variable Incentive Compensation. The Named Executive Officers are also compensated under the monthly and annual variable incentive compensation program.

The monthly component of incentive compensation provides the executives with a fixed amount each month if the Bank's rolling three-month net income exceeded the Bank's budgeted rolling three-month net income as of the end of the specific month. In January, this incentive is based on the Bank's January net income and in February, it is based on the Bank's net income for the two months ended February 28, 2007. For 2007, Mr. Bradford is eligible to receive $2,500 per month under this component of incentive compensation; Mr. Dyott is eligible to receive $2,000 per month; Mr. Walters is eligible to receive $1,000 per month; Mr. Tietz is eligible to receive $1,000 per month; Mr. Christy is eligible to receive $1,000 per month; and Mr. Davidson is eligible to receive $750 per month.

Under the annual variable incentive compensation component of the program, there is specified a percentage of the annual increase in the Bank's net income over the prior year's net income that each executive officer will receive. These amounts cannot be determined and will not be paid until the Bank's final performance results for 2007 have been determined.

In addition, all of the executive officers except Mr. Bradford may also receive variable incentive compensation based on performance criteria established for the various areas of the Company directly under their control. Mr. Bradford will not have his payments under the annual variable incentive compensation program be contingent on any other performance criteria, other than the increase in Bank's income as discussed above.

The target payout for each Executive Officer participating in the program is based upon bonus targets for equivalent positions at peer group companies. For 2007, the target payout for Mr. Bradford is 35.7% of his base salary; the target payout for Mr. Dyott is 35.2% of his base salary; the target payout for Mr. Walters is 49.9% of his base salary; the target payout for Mr. Tietz is 26.8% of his base salary; the target payout for Mr. Davidson is 33.2% of his base salary; and, the target payout for Mr. Christy is 42.8% of his base salary.

During 2007 Mark Bradford will also receive from the Company certain perquisites with a total value estimated at approximately $14,000. These perquisites consist of a car allowance and social club memberships. While the other executive officers enjoy certain perquisites, such perquisites do not exceed $10,000 and are not required to be disclosed by applicable rules of the Securities and Exchange Commission.